EX-10.22 - Investment Banking Consulting Agreement dated January 15, 2001 between Eurotech, Ltd. and Adolph Komorsky Investments


January 15, 2001
Chad A. Verdi,
Chairman Eurotech Ltd
10306 Eaton Place, Suite 220 Fairfax, VA
22030-2201

Re: Investment Banking Consulting Agreement

This will confirm the arrangements, terms and conditions pursuant to which Adolph Komorsky Investments Ltd, (the "Consultant") has been retained to serve as a financial consultant and advisor to Eurotech Ltd. ("the "Company"), on a nonexclusive basis for a period of twenty four (24) months commencing January 15, 2001 and ending on January 15, 2003.

         1. Duties of Consultant Consultant shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time:

                  a) Consulting Services. Consultant will provide such financial consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request Without limiting the generality of the foregoing, Consultant will assist the Company in developing, studying and evaluating financing, merger and acquisition proposals, prepare reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereto.

                  b) Financing. Consultant will assist and represent the Company in obtaining long-term end short-term financing. The Consultant will be entitled to additional compensation under such terms as may be agreed to by the parties.

                  c) Wall Street Liaison. Consultant will, when appropriate, arrange meetings between representatives of the Company and individuals and financial institutions in the Investment community, such as security analysts, portfolio managers and market makers.

         The services described in this Section 1 shall be rendered by Consultant without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

         2. Term. This Agreement shall continue for a period of twenty four (24) months from the date hereof the "Full Term"). In the event the Company wishes to terminate this Agreement, it shall be able to do so at any time six months beyond the Commencement Date, in writing, addressed to the Consultant. This Agreement may also be terminated by either party upon a material breach by the other party.

         3. Compensation. As compensation for Consultant's services hereunder, the Company shall pay to the consultant a cash fee of $5,000 (five thousand dollars) per month. In addition, the Company shall grant to the Consultant warrants to purchase 600,000 shares of the Company's common stock (150,000 warrants to vest immediately, 75,000 warrants to vest three (3) months beyond the execution of this Agreement, 150,000 to vest six (6) months beyond the execution of this Agreements, 75,000 to

EX-10.22 - Investment Banking Consulting Agreement dated January 15, 2001 between Eurotech, Ltd. and Adolph Komorsky Investments

vest nine (9) months beyond the execution of this Agreement, 75,000 to vest twelve (12) months beyond the execution of this Agreement, and 75,000 to vest fifteen (15) months beyond the execution of this Agreement The exercise price on the first 50,000 warrants shall be $2.00 per share. The exercise price, on the next 75,000 warrants shall be $3.00 per share. The exercise price on the next 150,000 shall be $4.00 per share. The exercise price on the next 75,000 warrants shall be $5.00 per share. The exercise price on the next 75,000 warrants shall be $6.00 per share. The exercise price on the next 75,000 warrants shall be S7.00 per share. All warrants shall have a term of five (5) years.

         4. Available Time. Consultant shall make available such as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement

         5. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extant as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

         6. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain, learned as a result of this Agreement unless and until such information becomes generally known.

         7. Assignment and Termination. This Agreement shall not be assignable by any parry. Should the Agreement be terminated by either party prior to the end of the Term, any cash payments and warrants due beyond that point shall become null and void.


 Agreed upon this 15th day of January, 2001.


 EUROTECH LTD.                              ADOLPH KOMORSKY INVESTMENTS

 /S/ Chad A. Verdi                          /S/ Marc Komorsky
 -----------------                          -----------------

 Chad A. Verdi, Chairman                    Marc Komorsky, Director


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EX-10.22 - Investment Banking Consulting Agreement dated January 15, 2001 between Eurotech, Ltd. and Adolph Komorsky Investments

January 18, 2001

Chad A. Verdi,
Chairman Eurotech Ltd.
10306 Eaton Place,
Suite 220 Fairfax, VA
22030-2201

Re; Amendment to Investment Banking Consulting Agreement Dated 1/4/01

Due to a clerical error, a key provision of the Agreement by and between our two firms was omitted. Specifically, under item 3, "Compensation," the final sentence reads "All warrants shall have a term of five (5) years," This sentence should read as follows; "All warrants shall be subject to demand registration rights, and shall have a term of five (5) years,"

Demand registration rights are and always have been an essential, non-negotiable element of our agreements, and they were verbally agreed to during our negotiations. By signing this Amendment to our Agreement it is hereby agreed that all warrants included in the Agreement, including those already distributed, are subject to demand registration rights.


 Agreed upon this 18th day of January, 2001

 EUROTECH LTD.                              ADOLPH KOMORSKY INVESTMENTS

 /S/ Don V. Hahnfeldt                       /S/ Marc E. Komorsky
 --------------------                       --------------------

 Don V. Hahnfeldt, CEO                      Marc E. Komorsky, Director

 CC: Chad A. Verdi, Chairman